SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*


                         Objective Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    674421102
                                 --------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 674421102                     13G

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Applewood Associates L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|

                                                                        (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                       New York

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                    425,000 shares                         7.3%
       Number of         -------------------------------------------------------
        Shares             6    SHARED VOTING POWER
      Beneficially                  0 shares                                 0%
       Owned By          -------------------------------------------------------
         Each              7    SOLE DISPOSITIVE POWER
       Reportin                     425,000 shares                         7.3%
        Person           -------------------------------------------------------
         With              8    SHARED DISPOSITIVE POWER
                                    0 shares                                 0%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 425,000 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.3%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                       PN

--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                 - Page 2 of 16 -

CUSIP No. 674421102                     13G

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Applewood Capital Corp.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|

                                                                        (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                       New York

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                    0 shares                                 0%
       Number of         -------------------------------------------------------
        Shares             6    SHARED VOTING POWER
      Beneficially                  425,000 shares                         7.3%
       Owned By          -------------------------------------------------------
         Each              7    SOLE DISPOSITIVE POWER
       Reportin                     0 shares                                 0%
        Person           -------------------------------------------------------
         With              8    SHARED DISPOSITIVE POWER
                                    425,000 shares                         7.3%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 425,000 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.3%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                       CO

--------------------------------------------------------------------------------


                       *SEE INSTRUCTION BEFORE FILLING OUT!


                                 - Page 3 of 16 -

CUSIP No. 674421102                     13G

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                Barry Fingerhut
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|

                                                                        (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                    0 shares                                 0%
       Number of         -------------------------------------------------------
        Shares             6    SHARED VOTING POWER
      Beneficially                  425,000 shares                         7.3%
       Owned By          -------------------------------------------------------
         Each              7    SOLE DISPOSITIVE POWER
       Reportin                     0 shares                                 0%
        Person           -------------------------------------------------------
         With              8    SHARED DISPOSITIVE POWER
                                    425,000 shares                         7.3%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 425,000 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.3%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                       IN

--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT!


                                 - Page 4 of 16 -

CUSIP No. 674421102                     13G

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                Barry Rubenstein
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|

                                                                        (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                    0 shares                                 0%
       Number of         -------------------------------------------------------
        Shares             6    SHARED VOTING POWER
      Beneficially                  425,000 shares                         7.3%
       Owned By          -------------------------------------------------------
         Each              7    SOLE DISPOSITIVE POWER
       Reportin                     0 shares                                 0%
        Person           -------------------------------------------------------
         With              8    SHARED DISPOSITIVE POWER
                                    425,000 shares                         7.3%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 425,000 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.3%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                       IN

--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT!


                                 - Page 5 of 16 -

CUSIP No. 674421102                     13G


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                  Irwin Lieber
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|

                                                                        (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                    0 shares                                 0%
       Number of         -------------------------------------------------------
        Shares             6    SHARED VOTING POWER
      Beneficially                  425,000 shares                         7.3%
       Owned By          -------------------------------------------------------
         Each              7    SOLE DISPOSITIVE POWER
       Reportin                     0 shares                                 0%
        Person           -------------------------------------------------------
         With              8    SHARED DISPOSITIVE POWER
                                    425,000 shares                         7.3%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 425,000 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.3%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                       IN

--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT!


                                 - Page 6 of 16 -

CUSIP No.  674421102                    13G

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                  Seth Lieber
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|

                                                                        (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                    0 shares                                 0%
       Number of         -------------------------------------------------------
        Shares             6    SHARED VOTING POWER
      Beneficially                  425,000 shares                         7.3%
       Owned By          -------------------------------------------------------
         Each              7    SOLE DISPOSITIVE POWER
       Reportin                     0 shares                                 0%
        Person           -------------------------------------------------------
         With              8    SHARED DISPOSITIVE POWER
                                    425,000 shares                         7.3%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 425,000 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.3%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                       IN

--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT!


                                 - Page 7 of 16 -

CUSIP No. 674421102                     13G

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                Jonathan Lieber
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|

                                                                        (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                    0 shares                                 0%
       Number of         -------------------------------------------------------
        Shares             6    SHARED VOTING POWER
      Beneficially                  425,000 shares                         7.3%
       Owned By          -------------------------------------------------------
         Each              7    SOLE DISPOSITIVE POWER
       Reportin                     0 shares                                 0%
        Person           -------------------------------------------------------
         With              8    SHARED DISPOSITIVE POWER
                                    425,000 shares                         7.3%
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 425,000 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.3%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                       IN

--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT!


                                 - Page 8 of 16 -

Item 1.

      (a)   Name of Issuer:         Objective Communications, Inc.
      (b)   Address of Issuer's Principal Executive Offices:

                              14100 Park Meadow Drive
                              Chantilly, VA 20151
                              (603) 334-6700

Item 2.

      1.    (a)   Name of Person Filing:    Applewood Associates, L.P.
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    68 Wheatley Road
                                    Brookville, New York 11545
            (c)   Citizenship:      Not applicable.
            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:     674421102


      2.    (a)   Name of Person Filing:        Applewood Capital Corp.
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    68 Wheatley Road
                                    Brookville, New York 11545
            (c)   Citizenship:      Not applicable.
            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:     674421102


      3.    (a)   Name of Person Filing:        Barry Fingerhut
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    767 Fifth Avenue
                                    New York, New York 10153
            (c)   Citizenship:      United States.
            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:     674421102.


      4.    (a)   Name of Person Filing:        Barry Rubenstein
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    68 Wheatley Road
                                    Brookville, New York 11545
            (c)   Citizenship:      United States.


                                - Page 9 of 16 -

            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:     674421102

      5.    (a)   Name of Person Filing:   Irwin Lieber
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    767 Fifth Avenue
                                    New York, New York 10153
            (c)   Citizenship:      United States.
            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:     674421102

      6.    (a)   Name of Person Filing:        Seth Lieber
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    767 Fifth Avenue
                                    New York, New York 10153
            (c)   Citizenship:      United States.
            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:     674421102.


      7.    (a)   Name of Person Filing:   Jonathan Lieber
            (b)   Address of Principal Business Office, or, if none, Residence:
                                    767 Fifth Avenue
                                    New York, New York 10153
            (c)   Citizenship:      United States.
            (d)   Title of Class of Securities:
                                    Common Stock, $0.01 par value per share.
            (e)   CUSIP Number:     674421102


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                              Not Applicable.

      (a)   |_|   Broker or Dealer registered under Section 15 of the Act

      (b)   |_|   Bank as defined in section 3(a)(6) of the Act

      (c)   |_|   Insurance Company as defined in section 3(a)(19) of the Act

      (d)   |_|   Investment Company registered under section 8 of the
                  Investment Company Act


                               - Page 10 of 16 -

      (e)   |_|   Investment Adviser registered under section 203 of the
                  Investment Advisers Act of 1940

      (f)   |_|   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)

      (g)   |_|   Parent Holding Company, in accordance with
                  ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

      (h)   |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)


Item 4.     Ownership.

      1.    Applewood Associates, L.P.:

            (a)   Amount Beneficially Owned: 425,000 shares.

            (b)   Percent of Class:       7.3%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or direct the vote: 425,000 shares.

                  (ii)  shared power to vote or direct the vote: 0 shares.

                  (iii) sole power to dispose or direct the disposition of:
                        425,000 shares.

                  (iv)  shared power to dispose or direct the disposition of:
                        0 shares.

      2.    Applewood Capital Corp.:

            (a) Amount Beneficially Owned: 425,000 shares. Reporting person is a general partner of Applewood Associates, L.P.

            (b)   Percent of Class:       7.3%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or direct the vote: 0 shares.

                  (ii) shared power to vote or direct the vote: 425,000 shares.*

                  (iii) sole power to dispose or direct the disposition of:
                        0 shares.

                  (iv)  shared power to dispose or direct the disposition of:
                        425,000 shares.*


* The reporting person disclaims beneficial ownership of these securities except to the extent of his or its equity interest therein. The shares of Common Stock reported as owned by the reporting persons include (i) 125,000 shares of Common Stock issuable upon the exercise of Bridge Warrants held by Applewood Associates, L.P., which Bridge Warrants are exercisable within sixty days of the date hereof, and (ii) 50,000 shares of Common Stock issuable upon the exercise of Series A Warrants held by Applewood Associates, L.P., which Series A Warrants are exercisable within sixty days of the date hereof. The shares of Common Stock underlying the Bridge Warrants are subject to a lock-up agreement for a period of two years from April 8, 1997, and the shares of Common Stock underlying the Series A Warrants are subject to a lock-up agreement for a period of one year from April 8, 1997.


                               - Page 11 of 16 -

      3.    Barry Fingerhut:

            (a) Amount Beneficially Owned: 425,000 shares. Reporting person is a general partner of Applewood Associates, L.P. and an officer, director and shareholder of Applewood Capital Corp., a general partner of Applewood Associates, L.P.

            (b)   Percent of Class:       7.3%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or direct the vote: 0 shares.

                  (ii) shared power to vote or direct the vote: 425,000 shares.*

                  (iii) sole power to dispose or direct the disposition of:
                        0 shares.

                  (iv)  shared power to dispose or direct the disposition of:
                        425,000 shares.*

      4.    Barry Rubenstein

            (a) Amount Beneficially Owned: 425,000 shares. Reporting person is a general partner of Applewood Associates, L.P. and an officer, director and shareholder of Applewood Capital Corp., a general partner of Applewood Associates, L.P.

            (b)   Percent of Class:       7.3%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or direct the vote: 0 shares.

                  (ii) shared power to vote or direct the vote: 425,000 shares.*

                  (iii) sole power to dispose or direct the disposition of:
                        0 shares.

                  (iv)  shared power to dispose or direct the disposition of:
                        425,000 shares.*

      5.    Irwin Lieber:

            (a) Amount Beneficially Owned: 425,000 shares. Reporting person is a general partner of Applewood Associates, L.P. and an officer, director and shareholder of Applewood Capital Corp., a general partner of Applewood Associates, L.P.

            (b)   Percent of Class:       7.3%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or direct the vote: 0 shares.

                  (ii) shared power to vote or direct the vote: 425,000 shares.*

                  (iii) sole power to dispose or direct the disposition of:
                        0 shares.

                  (iv)  shared power to dispose or direct the disposition of:
                        425,000 shares.*

* The reporting person disclaims beneficial ownership of these securities except to the extent of his or its equity interest therein. The shares of Common Stock reported as owned by the reporting persons include (i) 125,000 shares of Common Stock issuable upon the exercise of Bridge Warrants held by Applewood Associates, L.P., which Bridge Warrants are exercisable within sixty days of the date hereof, and (ii) 50,000 shares of Common Stock issuable upon the exercise of Series A Warrants held by Applewood Associates, L.P., which Series A Warrants are exercisable within sixty days of the date hereof. The shares of Common Stock underlying the Bridge Warrants are subject to a lock-up agreement for a period of two years from April 8, 1997, and the shares of Common Stock underlying the Series A Warrants are subject to a lock-up agreement for a period of one year from April 8, 1997.


                               - Page 12 of 16 -

      6.    Seth Lieber:

            (a) Amount Beneficially Owned: 425,000 shares. Reporting person is an officer of Applewood Capital Corp., a general partner of Applewood Associates, L.P.

            (b)   Percent of Class:       7.3%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or direct the vote: 0 shares.

                  (ii) shared power to vote or direct the vote: 425,000 shares.*

                  (iii) sole power to dispose or direct the disposition of:
                        0 shares.

                  (iv)  shared power to dispose or direct the disposition of:
                        425,000 shares.*

      7.    Jonathan Lieber:

            (a) Amount Beneficially Owned: 425,000 shares. Reporting person is an officer of Applewood Capital Corp., a general partner of Applewood Associates, L.P.

            (b)   Percent of Class:       7.3%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or direct the vote: 0 shares.

                  (ii) shared power to vote or direct the vote: 425,000 shares.*

                  (iii) sole power to dispose or direct the disposition of: 0 shares.

                  (iv)  shared power to dispose or direct the disposition of:
                        425,000 shares.*

Item 5.     Ownership of Five Percent or Less of a Class

                        Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

                        Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                        Not Applicable.


* The reporting person disclaims beneficial ownership of these securities except to the extent of his or its equity interest therein. The shares of Common Stock reported as owned by the reporting persons include (i) 125,000 shares of Common Stock issuable upon the exercise of Bridge Warrants held by Applewood Associates, L.P., which Bridge Warrants are exercisable within sixty days of the date hereof, and (ii) 50,000 shares of Common Stock issuable upon the exercise of Series A Warrants held by Applewood Associates, L.P., which Series A Warrants are exercisable within sixty days of the date hereof. The shares of Common Stock underlying the Bridge Warrants are subject to a lock-up agreement for a period of two years from April 8, 1997, and the shares of Common Stock underlying the Series A Warrants are subject to a lock-up agreement for a period of one year from April 8, 1997.


                               - Page 13 of 16 -

Item 8.     Identification and Classification of Members of the Group

            See Exhibit A for Joint Filing Agreement attached hereto.

Item 9.     Notice of Dissolution of Group

                        Not Applicable.

Item 10.    Certification

                        Not Applicable.


                               - Page 14 of 16 -

                                   SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 12, 1998             APPLEWOOD ASSOCIATES, L.P.



                                    By: /s/ Barry Rubenstein
                                        -------------------------------------
                                        Barry Rubenstein, a General Partner


                                    APPLEWOOD CAPITAL CORP.



                                    By: /s/ Barry Rubenstein
                                        -------------------------------------
                                        Barry Rubenstein, President


                                        /s/ Barry Fingerhut
                                    -----------------------------------------
                                    Barry Fingerhut


                                        /s/ Barry Rubenstein
                                    -----------------------------------------
                                    Barry Rubenstein


                                        /s/ Irwin Lieber
                                    -----------------------------------------
                                    Irwin Lieber


                                        /s/ Seth Lieber
                                    -----------------------------------------
                                    Seth Lieber


                                        /s/ Jonathan Lieber
                                    -----------------------------------------
                                    Jonathan Lieber

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


                               - Page 15 of 16 -

                                                                       Exhibit A

                             JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(f) under the Securities Exchange Act, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0. 01 par value per share, of Objective Communications, Inc. and that this Agreement be included as an Exhibit to such joint filing.

      IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 12th day of February, 1998.

                                    APPLEWOOD ASSOCIATES, L.P.


                                    By: /s/ Barry Rubenstein
                                        -------------------------------------
                                        Barry Rubenstein, a General Partner


                                    APPLEWOOD CAPITAL CORP.



                                    By: /s/ Barry Rubenstein
                                        -------------------------------------
                                        Barry Rubenstein, President


                                        /s/ Barry Fingerhut
                                    -----------------------------------------
                                    Barry Fingerhut

                                        /s/ Barry Rubenstein
                                    -----------------------------------------
                                    Barry Rubenstein

                                        /s/ Irwin Lieber
                                    -----------------------------------------
                                    Irwin Lieber

                                        /s/ Seth Lieber
                                    -----------------------------------------
                                    Seth Lieber

                                        /s/ Jonathan Lieber
                                    -----------------------------------------
                                    Jonathan Lieber

                               - Page 16 of 16 -